Exhibit 99.1

ABVC BioPharma Reports 230% YoY Licensing Revenue Growth and 181% Asset Expansion in Q3 2025

Silicon Valley, CA (November 03, 2025) – ABVC BioPharma, Inc.. (NASDAQ: ABVC), a clinical-stage biopharmaceutical company developing therapeutic solutions in central nervous system (CNS), ophthalmology, and oncology/hematology indications, today announced its financial results for the quarter ended September 30, 2025, and provided an update on recent corporate developments.

Valuations provided above are based on third-party valuation.

Financial Highlights

●	Licensing Revenue: The Company recognized approximately USD 1.28 million in licensing revenue for Q3 2025, compared to USD 0.39 million for the same period in 2024, an increase of approximately 230% year-over-year.

●	Total Assets: As of September 30, 2025, total assets were USD 21.18 million, compared with USD 7.54 million at December 31, 2024, representing an increase of approximately 181%.

●	Property and Equipment: Property and equipment (net) totaled USD 12.06 million, up from USD 0.51 million at the end of 2024, reflecting a growth of approximately 2,100% due to recent real-asset investments in Taiwan.

Operational Highlights

●	Strategic Asset Investments: During the third quarter, the Company completed two land acquisitions in Taiwan totaling approximately USD 11 million:

●	Puli (Nantou) by AiBtl BioPharma Inc.: USD 7.67 million for the development of a plant factory for botanical raw materials and new drug substance research.

●	Longtan (Taoyuan) by ABVC BioPharma, Inc.: USD 3.3 million for agricultural R&D and API cultivation. These investments, together with the planned Vitargus® GMP manufacturing facility, are expected to strengthen the Company’s Asia-based production and research capabilities.

●	Global Dual-Core Structure: ABVC continues to develop its dual-core operations between Silicon Valley, focusing on innovation and clinical development through its BioKey platform, and Taiwan, which supports manufacturing and development activities.

●	Licensing Programs: The Company maintains multiple licensing agreements covering CNS, ophthalmology, and oncology pipelines, each providing potential future milestone and royalty income based on development and commercialization progress.

Corporate Overview

The Company continues to follow an asset-light business model focused on licensing, partnerships, and collaborative development. Recent investments in physical assets in Taiwan are expected to enhance future research and manufacturing capacity. ABVC seeks to advance its key pipeline assets and to explore additional partnerships that support its long-term growth strategy.

“Our third-quarter results reflect continued progress in both our licensing revenue and asset development activities,” said Dr. Uttam Patil, ABVC’s Chief Executive Officer. “We remain focused on executing our strategic priorities to create sustainable value for our shareholders over the long term.”

About ABVC BioPharma & Its Industry

ABVC BioPharma is a clinical-stage biopharmaceutical company with an active pipeline of six drugs and one medical device (ABV-1701/Vitargus®) under development. For its drug products, the Company utilizes in-licensed technology from its network of world-renowned research institutions to conduct proof-of-concept trials through Phase II of clinical development. The Company’s network of research institutions includes Stanford University, University of California at San Francisco, and Cedars-Sinai Medical Center. For Vitargus®, the Company intends to conduct pivotal clinical trials (Phase III) through global partnerships.

Forward-Looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential,” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions, and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified, and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. None of the outcomes expressed herein are guaranteed. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) our inability to manufacture our product candidates on a commercial scale on our own, or in collaboration with third parties; (ii) difficulties in obtaining financing on commercially reasonable terms; (iii) changes in the size and nature of our competition; (iv) loss of one or more key executives or scientists; and (v) difficulties in securing regulatory approval to proceed to the next level of the clinical trials or to market our product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy any of the Company’s securities, nor shall such securities be offered or sold in the United States absent registration or an applicable exemption from registration, nor shall there be any offer, solicitation or sale of any of the Company’s securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

Contact:

Uttam Patil

Email: uttam@ambrivis.com